PRICING SUPPLEMENT                                         File No. 333-109802
-------------------                                             Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated November 26, 2003)
Pricing Supplement Number: 2356

                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series C
                  Due Nine Months or More from Date of Issue

                              Floating Rate Notes

Principal Amount:     $220,000,000                                 Original Issue Date:           January 29, 2004

CUSIP Number:         59018YST9                                    Stated Maturity Date:          January 31, 2005

Issue Price:          100%

Interest Calculation:                                              Day Count Convention:
--------------------                                               ---------------------
|x| Regular Floating Rate Note                                     |x| Actual/360
| | Inverse Floating Rate Note                                     | | 30/360
    (Fixed Interest Rate):                                         | | Actual/Actual



Interest Rate Basis:
-------------------
|x| LIBOR                                                          | | Commercial Paper Rate
| | CMT Rate                                                       | | Eleventh District Cost of Funds Rate
| | Prime Rate                                                     | | CD Rate
| | Federal Funds Rate                                             | | Other (see attached)
| | Treasury Rate
  Designated CMT Page:                                           Designated LIBOR Page:
                CMT Moneyline Telerate Page:                                LIBOR Moneyline Telerate Page: 3750
                                                                                  LIBOR Reuters Page:


Index Maturity:           One Month                                Minimum Interest Rate:         Not Applicable



Spread:                   -0.0500%                                 Maximum Interest Rate:         Not Applicable

Initial Interest Rate:    Calculated as if the Original Issue      Spread Multiplier:             Not Applicable
                          Date was an Interest Reset Date

Interest Reset Dates:     Monthly, on the final business day of every month, commencing on February 27, 2004, subject to modified following Business Day convention.


Interest Payment Dates:   Monthly, on the final business day of every month, commencing on February 27, 2004, subject to modified following Business Day convention.

Repayment at the
Option of the Holder:     The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the
Option of the Company:    The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:                     The Notes are being issued in fully registered book-entry form.

Trustee:                  JPMorgan Chase Bank

Underwriters:             Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), ABN AMRO Incorporated
                          and Morgan Keegan & Company, Inc. (the "Underwriters"), are acting as principals in this transaction.  MLPF&S is acting as the Lead Underwriter.

                          Pursuant to an agreement, dated January 26, 2004 (the "Agreement"), between Merrill Lynch &
                          Co., Inc. (the "Company") and the Underwriters, the Company has agreed to sell to each of the
                          Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                          Underwriters                                        Principal Amount of the Notes
                          ------------                                        -----------------------------

                          Merrill Lynch, Pierce, Fenner & Smith                                $215,600,000
                                      Incorporated
                          ABN AMRO Incorporated                                                  $2,200,000
                          Morgan Keegan & Company, Inc.                                          $2,200,000
                                                                                                 ----------
                                                        Total                                  $220,000,000

                          Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                          The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                          The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Underwriting Discount:    0.0750%

Dated:                    January 26, 2004